Exhibit 2.1

____________________________

STOCK PURCHASE AGREEMENT

____________________________

Among

EMPIRE FINANCIAL HOLDING COMPANY,

JESUP & LAMONT HOLDING CORPORATION,

and

JESUP & LAMONT SECURITIES CORPORATION

September 14, 2006

LIST OF SCHEDULES

Schedule 3.01	Corporate Existence and Qualification
Schedule 3.03(a)	Capital Stock of the Company
Schedule 3.04	No Seller Defaults or Consents
Schedule 3.05	No Company Defaults or Consents
Schedule 3.07(a)	Employee Arrangements
Schedule 3.07(b)	Benefit Programs
Schedule 3.07(c)	Benefit Plan Liabilities
Schedule 3.07(e)	Current Employees
Schedule 3.08(a)	Financial Statements
Schedule 3.08(b)	Scheduled Liabilities
Schedule 3.08(c)	Accounts Receivable
Schedule 3.09(a)	Certain Changes
Schedule 3.09(b)	Certain Actions
Schedule 3.10(1)	Compliance with Law
Schedule 3.10(2)	Citations
Schedule 3.11	Litigation
Schedule 3.12(a)	Encumbrances
Schedule 3.12(b)	Leased Premises Matters
Schedule 3.12(c)	Intangible Rights
Schedule 3.12(d)	Other Person Authorizations
Schedule 3.13	Commitments
Schedule 3.14	Insurance
Schedule 3.17	Consents and Approvals
Schedule 3.18(a)	Permits
Schedule 3.19	Banks, Accounts and Authorized Signatories
Schedule 3.20	Suppliers and Customers
Schedule 3.23(d)	Compensation of Directors and Officers
Schedule 3.23(f)	Employment Arrangements Not Terminable at Will
Schedule 3.24	Affiliate Transactions
Schedule 5.02	Certain Permittable Transactions
Schedule 8.01(a)	Tax Returns
Schedule 8.01(b)	Tax Claims
Schedule 8.01(c)	Tax Extensions

LIST OF EXHIBITS

Exhibit A	-	Form of Promissory Note	A-1
Exhibit B	-	Employment Agreement - Stephen J. DeGroat	B-1
Exhibit C	-	Employment Agreement - William F. Moreno	C-1
Exhibit D	-	Registration Rights Agreement	D-1
Exhibit E	-	Investment Representation Letter	E-1
Exhibit F	-	Opinion of Buyer’s Counsel	F-1
Exhibit G	-	Opinion of Seller’s Counsel	G-1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 14th day of September, 2006, by and among Empire Financial Holding Company, a Florida corporation (the “Buyer”), Jesup & Lamont Holding Corporation, a Delaware corporation (the “Seller”), and Jesup & Lamont Securities Corporation, a Washington corporation (the “Company”).

Recitals

A.           The Seller owns of record and beneficially 12,204 shares of common stock, without par value (the “Shares”), of the outstanding capital stock of the Company.

B.           Buyer desires to purchase the Shares, and Seller desires to sell such Shares, upon the terms and subject to the conditions set forth herein.

Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I. - SALE AND PURCHASE OF SHARES

1.01	Sale and Purchase of Shares.

(a)          On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 2.01, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of, the Shares, free and clear of any and all liens, mortgages, adverse claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever (“Liens”).

(b)          To effect the transfers contemplated by Section 1.01(a), at the Closing, the Seller shall deliver or cause to be delivered to Buyer, against payment therefor in accordance with Section 1.02, stock certificates representing the Shares, accompanied by stock powers duly executed in blank and otherwise in form acceptable to Buyer for transfer on the books of the Company.

1.02       Payment for Shares.   As payment for the Shares being acquired by the Buyer hereunder, Buyer shall deliver to Seller at the Closing (i) by official bank check or wire transfer in immediately available funds, an amount equal to $1,000,000 (the “Cash Consideration”), (ii) a stock certificate representing 1,750,000 shares of common stock, $.01 par value, of the Buyer (the “Buyer Stock”) and (iii) an unsecured, non-negotiable promissory note, payable to Seller, in the principal amount of $2,500,000, substantially in the form of Exhibit A attached hereto (the “Note”). The Cash Consideration, the Buyer Stock and the Note are collectively as the “Purchase Price.”

1.03       Purchase Price Adjustment. The Purchase Price shall be reduced (the “Purchase Price Adjustment”) by subtracting $2,000,000 from the Company’s Net Worth (hereinafter defined) as of the Closing Date (hereinafter defined). In the event that the Company’s Net Worth is greater than $2,000,000, no adjustment will be made to the Purchase Price. The Purchase Price Adjustment, if any, will be paid by the Seller to the Buyer within 15 days of the final determination of the Purchase Price Adjustment by the Seller delivering the original Note to the Buyer and the Buyer issuing a replacement Note to the Seller with a principal amount equal to the original principal amount, less the amount of the Purchase Price Adjustment. The Note shall bear interest from and after the original date of the Note on the adjusted principal amount and not on the original principal amount. Any disputes with respect to the calculation of the Purchase Price Adjustment shall be resolved in accordance with the procedures contemplated by Section 1.05.

1.04       Closing Date Balance Sheet. As soon as practical (and in no event later than 30 days after the Closing Date), Seller shall cause to be prepared and delivered to the Buyer (i) a balance sheet of the Company dated as of the Closing Date (the “Closing Date Balance Sheet”) setting forth, among other matters, the Company’s Net Worth, and (ii) and a calculation of the Purchase Price Adjustment, including such schedules and data as may be appropriate to support such calculation. The Closing Date Balance Sheet shall be prepared in accordance with GAAP applied on a consistent basis with the Financial Statements, except that the Closing Date Balance Sheet shall include any amounts then owed to the Company by the Seller or any of the Seller’s affiliates or then owed to the Company by any officers, directors or employees of the Company or the Seller and shall not include the liabilities described on Schedule 3.08(b). The Buyer and its accountants shall be entitled to review the Closing Date Balance Sheet and Seller’s calculations of the Purchase Price Adjustment, and any working papers, trial balances and similar materials relating to the Closing Date Balance Sheet prepared by Seller or its accountants. The Seller shall also provide the Buyer and its accountants with timely access, during normal business hours, to the Seller’s personnel, properties, books and records to the extent related to the determination of the Purchase Price Adjustment.

1.05       Disputes. The following provisions sets forth the procedures for resolving disputes between the parties with respect to the determination of the Purchase Price Adjustment:

(a)          Within 30 days after delivery to Buyer of Seller’s calculation of the Purchase Price Adjustment, including without limitation, the calculation of the Company’s Net Worth, Buyer may deliver to Seller a written report (the “Buyer’s Report”) advising Seller that Buyer either (A) agrees with Seller’s calculations of the Purchase Price Adjustment, or (B) deems that one or more adjustments are required as described in reasonable detail in the Buyer’s Report. The costs and expenses for the preparation of the Buyer’s Report shall be borne by the Buyer. The Seller and its accountants shall be entitled to review the Buyer’s Report and Buyer’s calculations of its Proposed Purchase Price Adjustment and any working papers, trial balances and similar materials related to the Buyer’s Report prepared by Buyer and its accountants. If Buyer agrees with Seller’s calculation or if Seller shall concur with the adjustments proposed by Buyer, or if Seller shall not object thereto in a writing delivered to Buyer within 30 days after Seller’s receipt of the Buyer’s Report, the calculation of the Purchase Price Adjustment as set forth in the Buyer’s Report shall become final and shall not be subject to further review, challenge or adjustment (absent fraud). If Buyer does not submit the Buyer’s Report within the 30-day period provided herein, then the Purchase Price Adjustment as calculated by Seller shall become final and shall not be subject to further review, challenge or adjustment (absent fraud).

(b)          In the event that Buyer submits the Buyer’s Report and Seller has delivered a written objection to the Buyer’s Report within 30 days after Seller’s receipt of the Buyer’s Report (the “Seller’s Objections”) and, thereafter Seller and Buyer are unable to resolve the disagreements in the Seller’s Objections within 20 days after the date that the Seller’s Objections are received by Buyer, then such disagreements shall be referred to a recognized firm of independent certified public accountants selected by mutual agreement of the Seller and the Buyer (the “Settlement Accountants”), and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment absent fraud. The Settlement Accountants shall use their best efforts to reach a determination not more than 45 days after such referral. The costs and expenses of the services of the Settlement Accountants shall be paid by Buyer if (A) the difference between (i) the Purchase Price Adjustment resulting from the determination of the Settlement Accountants, and (ii) the Purchase Price Adjustment resulting from the determination set forth in the Buyer’s Report, is greater than (B) the difference between (i) the Purchase Price Adjustment resulting from the determination of the Settlement Accountants, and (ii) the Purchase Price Adjustment resulting from Seller’s calculation of the Purchase Price Adjustment; otherwise, such costs and expenses of the Settlement Accountants shall be paid by Seller.

ARTICLE II. - CLOSING

2.01       Closing. The closing of the transactions contemplated herein (the “Closing”) shall be held at 11:00 a.m. local time on October 20, 2006 at the offices of Greenberg Traurig, LLP., 2200 Ross Avenue, Suite 5200, Dallas, Texas 75201 unless the parties agree in writing to another time, date or place. Notwithstanding the foregoing, unless this Agreement has been previously terminated pursuant to the provisions of Section 9.01, the Closing shall be delayed until five Business Days after all of the conditions set forth in Article VI have been satisfied. The term “Closing Date” shall mean the date on which the Closing occurs.

2.02       Deliveries by Seller. At or prior to the Closing, the Seller shall deliver (or cause to be delivered) to Buyer:

(i)           certificates representing all of the Shares, duly endorsed in blank for transfer, or with appropriate stock powers in blank attached;

(ii)          the resignations of all the officers and directors of the Company, except for Stephen J. DeGroat and William F. Moreno;

(iii)        the stock book, stock ledger and minute books of the Company;

(iv)         a certificate executed by the Seller to the effect that the conditions set forth in Section 6.02(a) have been satisfied;

(v)          possession of all originals and copies of agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Seller or any Affiliate of the Seller pertaining to the Company (collectively, the “Records”); provided, however, that the Seller may retain (A) copies of any tax returns and copies of Records relating thereto; (B) copies of any Records that the Seller are reasonably likely to need for complying with requirements of law; (C) copies of any Records that in the reasonable opinion of the Seller will be required in connection with the performance of its obligations under Article VIII and (D) copies of any Records that also relate to the business or operations of the Seller;

(vi)         evidence reasonably satisfactory to Buyer that the Company has repaid in full all amounts owed under any indebtedness for borrowed money and the Company’s assets are owned free and clear of any Liens, other than Permitted Liens (as hereinafter defined);

(vii)       the Employment Agreement, substantially in the form attached hereto as Exhibit B, executed by the Company and Stephen J. DeGroat;

(viii)      the Employment Agreement, substantially in the form attached hereto as Exhibit C, executed by the Company and William F. Moreno;

(ix)         the Registration Rights Agreement, substantially in the form attached hereto as Exhibit D, executed by Seller (the “Registration Rights Agreement”);

(x)        the Investment Representation Letter, substantially in the form attached hereto as Exhibit E, executed by the Seller; and

(xi)         evidence reasonably satisfactory to Buyer that Buyer’s designees shall be the only authorized signatories with respect to the Company’s various accounts, credit lines, safe deposit boxes or vaults set forth or required to be set forth in Schedule 3.19.

2.03	Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver to the Seller:
(i)	the Cash Consideration;

(ii)          a stock certificate representing the Buyer Stock issued to the Seller;

(iii)	the Note, executed by the Buyer;

(iv)         the Registration Rights Agreement, executed by the Buyer; and

(v)           a certificate executed by an authorized officer of the Buyer, on behalf of the Buyer, to the effect that the conditions set forth in Section 6.01(b) have been satisfied.

ARTICLE III. - REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby jointly and severally represents and warrants to Buyer that:

3.01       Corporate Existence and Qualification. Each of the Company and the Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; the Company has the corporate power to own, manage, lease and hold its

Properties and to carry on its business as and where such Properties are presently located and such business is presently conducted; and neither the character of the Company’s Properties nor the nature of the Company’s business requires the Company to be duly qualified to do business as a foreign corporation in any jurisdiction outside those identified in Schedule 3.01 attached hereto, except where the failure to be so qualified would not have a material adverse effect on the business, operations, prospects, Properties or financial condition of the Company (“Material Adverse Effect”), and, as of the Closing Date, the Company is qualified as a foreign corporation and in good standing in each listed jurisdiction.

3.02       Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by the Company and the Seller, and the Seller and the Company has all requisite power and legal capacity to execute and deliver this Agreement and all applicable Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the applicable Collateral Agreements. This Agreement and each Collateral Agreement to which the Seller and/or the Company is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

3.03	Capitalization and Corporate Records.

(a)          Schedule 3.03(a) sets forth the authorized and outstanding capital stock of the Company and the number of shares of capital stock owned beneficially and of record by each stockholder of the Company. The Shares are owned beneficially and of record by the Seller, free and clear of any and all Liens. All of the outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of (i) any preemptive or other rights of any Person to acquire securities of the Company, or (ii) any applicable federal or state securities laws, and the rules and regulations promulgated thereunder (collectively, the “Securities Laws”). There are no outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls or agreements relating to any shares of capital stock of the Company. The copies of the Articles of Incorporation and Bylaws of the Company provided to Buyer are true, accurate, and complete and reflect all amendments made through the date of this Agreement. The Company’s stock and minute books made available to Buyer for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all shareholder and corporate actions of the shareholders and directors (and any committees thereof) of the Company taken by written consent or at a meeting. All corporate actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company fairly and accurately reflect in all material respects all of the Company’s transactions, properties, assets and liabilities.

(b)          Except in the ordinary course of its business and in an aggregate amount of less than $250,000, the Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or controls, any other corporation, partnership, joint venture or other business entity.

3.04       No Seller Defaults or Consents. Except as otherwise set forth in Schedule 3.04 hereto, the execution and delivery of this Agreement and the applicable Collateral Agreements by the Seller and the performance by the Seller of its obligations hereunder and thereunder will not violate any provision of any judgment, award or decree or any indenture, agreement or other instrument to which the Seller is a party, or by which the properties or assets of the Seller is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, in each case, except to the extent that any such violation, default or breach could not reasonably be expected to delay or otherwise materially impair the ability of the parties to consummate the transactions contemplated by this Agreement.

3.05       No Company Defaults or Consents. Except as otherwise set forth in Schedule 3.05 attached hereto (the “Required Consents”), neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

(i)           violate or conflict with any of the terms, conditions or provisions of the charter or bylaws of the Company or the Seller;

(ii)          violate any Legal Requirements applicable to the Company or the Seller;

(iii)        violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any material Contract or Permit binding upon or applicable to the Company;

(iv)         result in the creation of any lien, charge or other encumbrance on any Properties of the Company; or

(v)          require either the Seller or the Company to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

3.06       No Proceedings. No suit, action or other proceeding is pending or, to the Knowledge of the Seller or the Company, threatened before any Governmental Authority seeking to restrain the Company or the Seller or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Company or its Properties as a result of the consummation of this Agreement.

3.07	Employee Benefit Matters.

(a)          Schedule 3.07(a) provides a list and brief description of each of the following, if any, which is sponsored, maintained or contributed to by the Company for the benefit of the employees or agents of the Company, or has been so sponsored, maintained or contributed to at any time during the Company’s existence:

(i)           each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) (“Plan”); and,

(ii)          each personnel policy, employee manual or other written statements of rules or policies concerning employment, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.07(a)(i) (“Benefit Program or Agreement”).

(b)          True, correct and complete copies of each of the Plans (if any), and related trusts, if applicable, including all amendments thereto, have been furnished to Buyer. There has also been furnished to Buyer, with respect to each Plan required to file such report and description, the three most recent reports on Form 5500 and the summary plan description. True, correct and complete copies or descriptions of all Benefit Programs or Agreements have also been furnished to Buyer.

(c)	Except as otherwise set forth in Schedule 3.07(c),

(i)           The Company does not contribute to or have an obligation to contribute to, and the Company has not at any time contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA (“Multiemployer Plan”) or a multiple employer plan within the meaning of Section 413(b) or (c) of the Code.

(ii)          The Company has substantially performed all material obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Plans and the Benefit Programs and Agreements, and, to the Knowledge of the Seller or the Company, there have been no material defaults or violations by any other party to the Plans or Benefit Programs or Agreements;

(iii)        All reports and disclosures relating to the Plans required to be filed with or furnished by the Company or the Seller with or to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in substantial compliance with its governing documents (except with respect to changes to the documents required or permitted by statute, regulation or ruling for which amendments are not yet required, including changes for which the remedial amendment period under Section 4.01(b) of the Code applies);

(iv)         Each of the Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which could reasonably be expected to adversely affect such qualified status;

(v)          There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Seller or the Company, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

(vi)         All contributions required to be made to the Plans pursuant to their terms and provisions and applicable law have been timely made;

(vii)	No Plan is subject to Title IV of ERISA;

(viii)      None of the Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject the Seller or the Company or any officer, director or employee of either the Seller or the Company to a tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;

(ix)         There is no matter pending (other than routine qualification determination filings) with respect to any of the Plans or Benefit Programs or Agreements before the Internal Revenue Service, the Department of Labor or the PBGC;

(x)          No Plan is funded by a trust which is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code;

(xi)         The Company does not have any obligation to provide health benefits to former employees, except as specifically required by law;

(xii)       Neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will: (A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (C) directly or indirectly result in any payment made to or on behalf of any person to constitute a “parachute payment” within the meaning of Section 280G of the Code;

(xiii)      The Company has not incurred any liability or taken any action, and no action or event has occurred that could cause the Company to incur any material liability (A) under Section 412 of the Code or Title IV of ERISA with respect to any “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA that is not a Plan, or (B) to any Multiemployer Plan, including without limitation on account of a partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA;

(xiv)      Since January 1, 1996, there have not been any (i) work stoppages, labor disputes or other significant controversies between the Company and its employees, (ii)  to the Knowledge of the Seller or the Company, union grievances or organizational efforts, or (iii)

unfair labor practice or labor arbitration proceedings pending or, to the Knowledge of the Seller or the Company, threatened.

(d)          Except as set forth in Schedule 3.07(a), the Company is not a party to any agreement, and has not established any policy or practice, requiring the Company to make a payment or provide any other form of compensation or benefit to any person performing services for the Company upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

(e)          Schedule 3.07(e) sets forth by number and employment classification the approximate numbers of employees employed by the Company as of the date of this Agreement, and, except as set forth therein, none of said employees are subject to union or collective bargaining agreements with the Company.

(f)           Neither the Buyer nor any of its Affiliates shall have any liability or obligations under or with respect to the Workers Adjustment Retraining Notification Act in connection with any of the transactions contemplated in connection herewith.

3.08	Financial Statements; Liabilities; Accounts Receivable.

(a)          The Seller has delivered to Buyer true and complete copies of financial statements with respect to the Company and its business as of and for the years ended December 31, 2003, 2004 and 2005 and the six months ended June 30, 2006 (the “Financial Statements”), and said Financial Statements are attached hereto as Schedule 3.08(a). All of such Financial Statements present fairly the financial condition and results of operations of the Company for the dates or periods indicated thereon. Except to the extent described on Schedule 3.08(b), all of the Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied throughout the periods indicated, except as may be otherwise provided therein or herein.

(b)          Except for (i) the liabilities reflected on the Company’s June 30, 2006 balance sheet included with the Financial Statements attached as Schedule 3.08(a), (ii) trade payables and accrued expenses incurred since June 30, 2006 in the ordinary course of business, (iii) executory contract obligations, and (iv) the liabilities set forth in Schedule 3.08(b) attached hereto, the Company does not have any liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).

(c)          Except as otherwise set forth in Schedule 3.08(c), the accounts receivable reflected on the June 30, 2006 balance sheet included in the Financial Statements referenced in Section 3.08(a) and all of the Company’s accounts receivable arising since June 30, 2006 (the “Balance Sheet Date”) are valid receivables that arose from bona fide transactions in the ordinary course of business and, to the Knowledge of the Company and the Seller, are not subject to any setoffs or counterclaims, and the goods and services involved have been sold, delivered and fully performed to the account obligors. Such account receivables are current and collectible at their recorded amounts, except to the extent of any bad debt reserve as of the Balance Sheet Date as adjusted for the passage of time through the Closing Date in accordance with the past practice and custom of the Company (provided, however, that the Seller does not guarantee that the Company will ultimately collect all of the accounts receivables). Except as set forth in Schedule 3.08(c), no such account has been assigned or pledged to any other person, firm or corporation, and, except only to the extent fully reserved against as set forth in the June 30, 2006 balance sheet included in such Financial Statements, no defense or set-off to any such account has been asserted by the account obligor or exists.

3.09	Absence of Certain Changes.

(a)          Except as otherwise set forth in Schedule 3.09(a) attached hereto, since July 1, 2006, there has not been (specifically excluding general economic conditions or events or circumstances that have affected the industry in general):

(i)           any event, circumstance or change that had or might have a material adverse effect on the business, operations, prospects, Properties, financial condition or working capital of the Company;

(ii)          any damage, destruction or loss (whether or not covered by insurance) that had or might reasonably be expected to have a Material Adverse Effect; or

(iii)         any material adverse change in the Company’s sales patterns, pricing policies, accounts receivable or accounts payable.

(b)          Except for the transactions contemplated by this Agreement and as otherwise set forth in Schedule 3.09(b) attached hereto, since July 1, 2006, the Company has not done any of the following:

(i)           merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

(ii)          purchased any securities of any Person, except in the ordinary course of business;

(iii)         created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

(iv)         made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company’s business operations;

(v)	entered into, amended or terminated any material agreement;

(vi)         sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in Schedule 3.13;

(vii)       settled any claim outside the ordinary course of business or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii)      incurred or approved, or entered into any agreement or commitment to make, any expenditures in excess of $10,000 (other than those required pursuant to any agreement specified in Schedule 3.13);

(ix)         maintained its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under generally accepted accounting principles;

(x)          adopted any Plan or Benefit Program or Agreement, or granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business and consistent with past practice;

(xi)         suffered any extraordinary losses or waived any rights of material value;

(xii)       made any payment (including any dividends or distributions with respect to the Company’s capital stock) to the Seller or forgiven any indebtedness due or owing from the Seller to the Company;

(xiii)      (A) accelerated receivables, (B) delayed payables, or (C) changed in any material respect the Company’s practices in connection with the payment of payables and/or the collection of receivables;

(xiv)      engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

(xv)        declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

(xvi)	amended its Articles of Incorporation or Bylaws;

(xvii)     issued any capital stock or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock; or

(xviii)	committed to do any of the foregoing.

3.10      Compliance with Laws. Except as otherwise set forth in Schedule 3.10(1), the Company is and has been in compliance with any and all Legal Requirements applicable to the Company, other than failures to so comply that would not have a Material Adverse Effect.

Except as otherwise set forth in Schedule 3.10(2), the Company (x) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that the Company is not currently in compliance with all such Legal Requirements, except for failures to so comply that would not have a Material Adverse Effect, and (y) is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or material breach or violation of, any Legal Requirement or Permit applicable to the Company. Without limiting the generality of the foregoing, the Company has not received notice of and there is no reasonable basis for, any claim, action, suit, investigation or proceeding that might result in a finding that the Company is not or has not been in compliance in all material respects with Legal Requirements relating to (a) the development, testing, servicing, manufacture, packaging, distribution and marketing of products produced or serviced by the Company, (b) employment, safety and health, and (c) environmental protection, building, zoning and land use.

3.11       Litigation. Except as otherwise set forth in Schedule 3.11, there are no claims, actions, suits, investigations or proceedings against the Company pending or, to the Knowledge of the Seller or the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that might have a Material Adverse Effect (whether covered by insurance or not) and there is no reasonable basis for any such claim, action, suit, investigation or proceeding. Schedule 3.11 also includes a true and correct listing of all material actions, suits, investigations, claims or proceedings that were pending, settled or adjudicated since July 1, 1996.

3.12	Ownership of Company Properties.

(a)          Except as provided under the provisions of the agreements described in Schedule 3.12(a), the Company has and will have as of the Closing Date legal and beneficial ownership of its Properties, free and clear of any and all Liens, other than Permitted Liens.

(b)          The Company does not currently own nor has it ever owned any real property or any interest therein (including without limitation any option or other right or obligation to purchase any real property or any interest therein). Schedule 3.12(b) sets forth the only leases, licenses or similar agreements relating to the Company’s use or occupancy of real estate owned by a third party (the “Leases”), true and correct copies of which has previously been furnished to Buyer (the “Leased Premises”). The Leases are in full force and effect and have not been amended, and the Company is not in default or breach under the Leases (except to the extent that consent to the consummation of the transactions contemplated by this Agreement may be required as disclosed on Schedule 3.12(b)), and, to the Knowledge of the Seller or the Company, no other party thereto is in default or breach under the Leases. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under the Leases (except to the extent that consent to the consummation of the transactions contemplated by this Agreement may be required as disclosed on Schedule 3.12(b). With respect to the Leased Premises: (i) the Company has a valid leasehold interest in the Leased Premises, free and clear of any Liens, covenants and easements or title defects that have had or could have a material adverse effect on the Company’s use and occupancy of the Leased

Premises; (ii) the portions of the buildings located on the Leased Premises that are used in the business of the Company are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company’s current and reasonably anticipated normal business activities as conducted thereat; (iii) the Leased Premises (a) have direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current transportation requirements of the business presently conducted at such parcel; and (b) are served by all utilities in such quantity and quality as are reasonably sufficient to satisfy the current normal business activities conducted at such parcel; and (iv) the Company has not received notice of (a) any condemnation, eminent domain or similar proceeding affecting any portion of the Leased Premises or any access thereto, and, to the Knowledge of the Seller or the Company, no such proceedings are contemplated, or (b) any special assessment which may affect the Leased Premises.

(c )        Set forth on Schedule 3.12(c) is a list and description of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, Used, licensed or controlled by the Company (such rights, together with the goodwill associated therewith, the “Intellectual Property Rights”). The Company owns or has the right to use and shall as of the Closing Date own or have the right to use the Intellectual Property Rights, except where the failure to own or have such rights would have a Material Adverse Effect. The Company owns or has the right to use and shall as of the Closing Date own or have the right to use any and all information, know-how, trade secrets, software, formulae, methods, processes and other intangible properties that are necessary or customarily Used by the Company for the ownership, management or operation of its Properties, including, but not limited to, the rights listed on Schedule 3.12(c) (the “Intangible Rights” and collectively with the Intellectual Property Rights, the “Intellectual Property”). Except as set forth on Schedule 3.12(c): (i) the Company is the sole and exclusive owner of all right, title and interest in and to all of the Intellectual Property Rights, and the exclusive right to use and license the same, free and clear of any claim or conflict with the intellectual property rights of others; (ii) no royalties, honorariums or fees are payable by the Company to any person by reason of the ownership or use of any of the Intellectual Property; (iii) there have been no claims made against the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property and no reasonable grounds for any such claims exist; (iv) the Company has not made any claim of any violation or infringement by others of any of its Intellectual Property or interests therein and, to the Knowledge of the Seller or the Company, no reasonable grounds for any such claims exist; (v) the Company has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intellectual Property, and, to the Knowledge of the Seller and the Company, neither the use of the Intellectual Property nor the operation of the Company’s businesses is infringing or has infringed upon any intellectual property rights of others; (vi) the Intellectual Property is sufficient and includes all intellectual property rights necessary for the Company to lawfully conduct its business as presently being conducted; (vii) no interest in any of the Intellectual Property has been assigned, transferred, licensed or sublicensed by the Company to any person; (viii) to the extent that any item constituting part of the Intellectual Property has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed on Schedule 3.12(c) and were duly made and remain in full force and effect; and (ix) to the Knowledge of the Seller or the Company, there has not been any act or failure to act by the Company or any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intellectual Property or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intellectual Property. To the extent any of the Intellectual Property constitutes proprietary or confidential information, the Company has taken commercially reasonable measures to adequately safeguard such information from disclosure.

(d)          Set forth on Schedule 3.12(d) is a list of all material authorizations, consents, approvals, franchises, licenses and permits required by any Person (other than a Governmental Authority) for the operation of the business of the Company as presently operated (the “Other Person Authorizations”). All of the Other Person Authorizations have been duly issued or obtained and are in full force and effect, and the Company is in material compliance with the terms of all the Other Person Authorizations. To the Knowledge of the Seller or the Company, there are not any facts which could reasonably be expected to cause them to believe that the Other Person Authorizations will not be renewed by the appropriate Person in the ordinary course. Each of the Other Person Authorizations will continue in full force and effect after the consummation of the transactions contemplated by this Agreement, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder, or (ii) the consent, approval, or act of, or the making of any filings with, any Person.

3.13	Commitments.

(a)          Except as otherwise set forth in Schedule 3.13, the Company is not a party to or bound by any of the following, whether written or oral:

(i)           any Contract that cannot by its terms be terminated by the Company with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

(ii)          contract or commitment for capital expenditures by the Company in excess of $10,000 per calendar quarter in the aggregate;

(iii)        lease or license with respect to any Properties, real or personal, whether as landlord, tenant, licensor or licensee;

(iv)         agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

(v)	partnership agreement;

(vi)         contract with any Affiliate of the Company (including the Seller) relating to the provision of goods or services by or to the Company;

(vii)       agreement for the sale of any assets other than products sold in the ordinary course of business that in the aggregate have a net book value on the Company’s books of greater than $25,000;

(viii)      agreement that purports to limit the Company’s freedom to compete freely in any line of business or in any geographic area;

(ix)         preferential purchase right, right of first refusal, or similar agreement; or

(x)	other Contract that is material to the business of the Company.

(b)          All of the Contracts listed or required to be listed in Schedule 3.13 are valid, binding and in full force and effect, and neither the Company nor the Seller have been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect, except as disclosed in Schedule 3.13. Neither the Company nor, to the Knowledge of the Seller or the Company, any other party is in breach of any of the terms or covenants of any Contract listed or required to be listed in Schedule 3.13. Following the consummation of the transactions contemplated by this Agreement, the Company will continue to be entitled to all of the benefits of the Company under each Contract listed or required to be listed in Schedule 3.13.

(c)          The Company is not a party to or bound by any Contract or Contracts the terms of which were arrived at by or otherwise reflect less-than-arm’s-length negotiations or bargaining.

3.14       Insurance. Schedule 3.14 hereto is a complete and correct list of all insurance policies presently in effect that relate to the Company or its Properties, all of which have been in full force and effect from and after the date(s) set forth on Schedule 3.14. Such policies are sufficient for compliance by the Company with all applicable Legal Requirements and all material Contracts. None of the insurance carriers has indicated to the Company an intention to cancel any such policy. The Company has no claim pending or anticipated against any of the insurance carriers under any of such policies and, to the Knowledge of the Seller or the Company, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim.

3.15       Agreements with Regulatory Agencies. As of the date of this Agreement, except as set forth in Schedule 3.15, the Company is not subject to any cease-and-desist or other Order issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or is a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Government Entity that materially restricts the conduct of the Business or that relates to the capital adequacy, its credit policies, its management or the Business (each, a “Regulatory Agreement”). The Company has not been advised since January 1, 2005 by any Government Entity that it is considering issuing or requesting any Regulatory Agreement. There is no pending or, to the Knowledge of the Seller, threatened regulatory investigation involving the Business. After the date of this Agreement, no matters referred to in this Section have arisen.

3.16       Equipment and Other Tangible Property. The Company’s equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property included in the Properties

(the “Tangible Company Properties”) is suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the Company’s prior practices and normal industry standards.

3.17       Consents and Approvals. Except for (i) consents, authorizations, approvals, filings, exemptions, registration and waivers in connection with compliance with the applicable provisions of federal, state and foreign laws (including without limitation, securities and insurance laws) relating to the regulation of broker-dealers, securities, commodities and investment advisors and any applicable domestic or foreign industry self-regulatory organization (“SRO”), and the rules of the NASD, the NYSE and other securities exchanges, (ii) consents approvals and notices required under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”), (iii) such additional consents and approvals set forth in Schedule 3.17, no consent, authorization, approval, filing, exemption, waiver or registration with, any Government Entity or any third Person is required to be made or obtained by the Company or the Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

3.18	Permits; Environmental Matters.

(a)          Except as otherwise set forth in Schedule 3.18(a), the Company has all Permits necessary for the Company to own, operate, use and/or maintain its Properties and to conduct its business and operations as presently conducted. Except as otherwise set forth in Schedule 3.18(a), all such Permits are in effect, no proceeding is pending or, to the Knowledge of the Seller or the Company, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of the Seller or the Company, threatened in connection with the expiration or renewal of such Permits which could materially adversely affect the ability of the Company to own, operate, use or maintain any of its Properties or to conduct its business and operations as presently conducted. Except as otherwise set forth in Schedule 3.18(a), (i) no violations have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, other than immaterial violations, and (ii) no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the transactions contemplated hereby with respect to such Permits that by their terms or under applicable law may be obtained only after Closing.

(b)          There are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or, to the Knowledge of the Seller or the Company, threatened, or judgments or orders relating to any Hazardous Materials (collectively called “Environmental Claims”) asserted or threatened against the Company or relating to any real property currently or formerly owned, leased or otherwise Used by the Company. Neither the Company nor, to the Knowledge of the Seller or the Company, any prior owner, lessee or operator of said real property, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could reasonably form the basis for an Environmental Claim against the Company or the Buyer. The Company has not assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

(c)          No Hazardous Materials are or were stored or otherwise located, and no underground storage tanks or surface impoundments are or were located, on real property currently or formerly owned, leased or Used by the Company or, to the Knowledge of the Company or the Seller, on adjacent parcels of real property, and no part of such real property or, to the Knowledge of the Company or the Seller, any part of such adjacent parcels of real property, including the groundwater located thereon, is presently contaminated by Hazardous Materials.

(d)          The Company has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all Permits required by applicable Environmental Laws.

3.19       Banks. Schedule 3.19 sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Company has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company in matters concerning any of its business or affairs. Except as otherwise set forth in Schedule 3.19, no such proxies, powers of attorney or other like instruments are irrevocable.

3.20       Customers. Schedule 3.20 sets forth the ten largest customers of the Company based on dollar amount of Company revenues received by the Company during each of the years ended December 31, 2004 and 2005, together with the dollar amount of services sold by the Company to each such customer during each such period. Except as otherwise set forth in Schedule 3.20, to the Knowledge of the Company or the Seller, the Company maintains good relations with all customers listed or required to be listed in Schedule 3.20 as well as with governments, partners, financing sources and other parties with whom the Company has significant relations, and no such party has canceled, terminated or made any threat to the Company to cancel or otherwise terminate its relationship with the Company or to materially decrease its direct or indirect usage of the services of the Company.

3.21       Absence of Certain Business Practices. Except as set forth in Schedule 3.21, neither the Company, the Seller nor any other Affiliate or agent of the Company, or, to the Knowledge of the Seller and the Company, any other person acting on behalf of or associated with the Company, acting alone or together, has: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign) or other person; or (b) directly or indirectly, given or agreed to give, offered to give, promised to give, or authorized the giving or offering of any money, gift, benefit, or anything of value to any customer, supplier, employee or agent of any customer or supplier, official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) (all of which are hereinafter referred to as “recipient”) which (i) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had a material adverse effect on the assets, business, operations or prospects of the Company, (iii) if not continued in the future, may materially and adversely affect the assets, business, operations or prospects of the Company, (iv) was intended to influence the recipient with respect to any act or decision in the recipient’s official capacity, (v) was intended to induce the recipient to do or omit to do any act in violation of the recipient’s lawful duty, (vi) was intended to secure any improper advantage, or (vii) was intended to induce the recipient to use recipient’s influence to affect or influence any government act or decision.

3.22       Regulatory Matters. The Company is duly registered, qualified to do business and in good standing as a broker-dealer with the Securities and Exchange Commission (the “SEC”) and with the appropriate state agency in each state in which the conduct of the Business requires such registration and qualification, is duly registered as an investment adviser with the states listed on Schedule 3.22 under the respective securities act of each such state as required under the Investment Advisers Act of 1940 (the “Investment Advisers Act”), and is a member in good standing of the National Association of Securities Dealers, Inc. (the “NASD”). The Company has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to be filed by them with any Government Entity since January 1, 2001, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessment, either individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect. There is no material unresolved violation, criticism or exception by any Government Entity with respect to any report or statement relating to any examinations of the Company.

3.23	Labor Relations.

(a)          The Company is not a party to or bound by any and, there are no, agreements or arrangements on behalf of any officer, director or employee of the Company providing for severance payments, accelerated vesting or similar benefits following termination of their employment or for any payment, accelerated vesting or other benefits to such Person contingent upon the execution of this Agreement or the Closing. There are no collective bargaining agreements applicable to the employees of the Company.

(b)          There is no unfair labor practice charge or complaint or any similar matter involving the employees of the Business pending or, to Seller’s Knowledge, threatened before any Government Entity.

(c)          There are no investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to Seller’s Knowledge, threatened before the Equal Employment Opportunity Commission or any other Government Entity involving any employees of the Company.

(d)          Schedule 3.23(d) contains a list of the names and annual rates of compensation of the directors and officers of the Company whose rates of compensation, on an annualized basis, during the year ended December 31, 2005 (including base salary, bonus, commissions, and incentive pay) exceeded, or are expected to exceed for the year ending December 31, 2006, $100,000. Schedule 3.23(d) also summarizes the bonus, profit sharing, percentage compensation, automobile, club membership, and other like benefits, if any, paid or payable by to such directors, officers or employees from January 1, 2003 through the date hereof. Schedule 3.23(d) also contains a brief description of all material terms of employment agreements and confidentiality agreements to which the Company is a party and a list by individual of the amount of all severance benefits which any such director, officer or employee is or may be entitled to receive and the amount of liquidated damages that such director, officer or employee may be obligated to pay to the Company under such employment agreements. Seller has delivered to Buyer accurate and complete copies of all such employment agreements, confidentiality agreements, and all other agreements, plans, and other instruments under which such directors, officers and employees are entitled to receive benefits of any nature.

(e)          No arbitration or Order applicable to the Company in any way will limit or restrict the relocation or closing of any operations or facilities of or involving the Company.

(f)           Except as set forth in Schedule 3.23(f), the employment of each such director, officer and employee is terminable at the will of the Company. Seller has not received notice that any officer or key employee, or that any group of employees, intends to terminate his or her employment with the Company, and Seller does not have a present intention to terminate the employment of any of the foregoing.

3.24       Transactions With Affiliates. Except as set forth on Schedule 3.24 and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled Plans or Benefit Programs and Agreements by employees, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with the Seller or any other officer, director or shareholder of the Company or any of their respective Affiliates. Except as set forth on Schedule 3.24, neither the Seller or any other Affiliate of the Company is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any such Affiliate.

3.24       Other Information. No representation or warranty made by Seller in this Agreement, and no statement contained in any certificate or schedule delivered by Seller hereunder, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances in which they were made, not misleading.

ARTICLE IV. - REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Seller that:

4.01       Corporate Existence and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida; has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified.

4.02       Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by Buyer and Buyer has all requisite corporate power and legal capacity to execute and deliver this Agreement and all applicable Collateral Agreements executed and delivered or to be executed and delivered by Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the applicable Collateral Agreements, and to perform its obligations hereunder and under the applicable Collateral Agreements. The execution and delivery of this Agreement and the applicable Collateral Agreements and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all corporate action necessary on behalf of Buyer. This Agreement and each applicable Collateral Agreement to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

4.03       No Default or Consents. The execution and delivery of this Agreement and the carrying out of the transactions contemplated hereby will not:

(i)           violate or conflict with any of the terms, conditions or provisions of Buyer’s Articles of Incorporation or bylaws;

(ii)	violate any Legal Requirements applicable to Buyer;

(iii)        violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any contract or Permit applicable to Buyer;

(iv)         require Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

4.04       No Proceedings. No suit, action or other proceeding is pending or, to Buyer’s knowledge, threatened before any Governmental Authority seeking to restrain Buyer or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against Buyer or its properties as a result of the consummation of this Agreement.

4.05       Investment Intent. The Buyer is acquiring the Shares solely for the Buyer’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Shares or dividing its participation herein with others. The Buyer understands and acknowledges that none of the Shares has been registered or qualified under the Securities Act of 1933, as amended, or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering. The Buyer will refrain from transferring or otherwise disposing of any of the Shares acquired hereunder or any interest therein in any manner that may cause the Seller to be in violation of the Securities Act of 1933, as amended, or any applicable state securities Laws. Buyer is an “accredited investor” as defined in Rule 506 of Regulation D, enacted pursuant to the Securities Act of 1933, as amended.

4.06       Capitalization; Ownership of Shares. The authorized capital stock of the Buyer consists of 1,000,000 authorized shares of preferred stock, $01. par value, 890,426 shares of which are issued and outstanding as of the date hereof and 100,000,000 authorized shares of common stock, $.01 par value, 7,051,037 of which are issued and outstanding as of the date hereof. The shares of Buyer Stock issued to the Seller pursuant to the terms of this Agreement will be duly authorized, validly issued, fully paid, and nonassessable. None of such shares of Buyer Stock will be issued to the Seller in violation of any preemptive or preferential rights of any person.

4.07       No Liens on Shares of Buyer Stock. The shares of Buyer Stock to be issued to the Seller pursuant to the terms of this Agreement will be free and clear of any Liens; none of such shares will be subject to any outstanding options, warrants, calls, or similar rights of any other person to acquire the same; none of such shares are subject to any restrictions on transfer thereof; and Buyer has the full power and authority to convey, and will convey to the Seller, good and marketable title to such shares of Buyer Stock, free and clear of all Liens.

4.08       SEC Documents; Financial Statements. Seller has received each statement, report, registration statement, definitive proxy statement, and other filings (including exhibits, supplements and schedules thereto) filed with the SEC by Buyer since January 1, 2005 (collectively, the “Buyer SEC Documents”). As of their respective filing dates (except to the extent corrected by a subsequently filed Buyer SEC Document), SEC Documents complied in all material respects with the requirements of the 1934 Act and the Securities Act, and none of buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Buyer SEC Document. The financial statements of the Buyer including the notes thereto, included in the Buyer SEC Documents (the “Buyer Financial Statements”) were complete and correct in all material respects as of their respective dates (except to the extent corrected by a subsequently file Buyer SEC Document), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Sec with respect thereto as of their respective daters, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). Buyer Financial Statements fairly present the consolidated financial condition and operating results of

Buyer and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

4.09       Absence of Certain Changes. Except as disclosed in any Buyer SEC Document, since June 30, 2006, there has not been (specifically excluding general economic conditions or events or circumstances that have affected the industry in general) any event, circumstance or change that has had a material adverse effect on Buyer’s business, operations, prospects, Properties or financial condition.

4.10       Compliance with Laws. Except as otherwise set forth in any Buyer SEC Document, the Buyer and its wholly-owned subsidiaries are in compliance with any and all Legal Requirements applicable to the Buyer and such subsidiaries, except where the failure to so comply would not have a material adverse effect on Buyer’s business, operations, prospects, Properties, or financial condition. Except as otherwise set forth in any Buyer SEC Document, neither the Buyer nor any of its wholly-owned subsidiaries has received or entered into, any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that Buyer or such subsidiary is not currently in compliance with all such Legal Requirements, except for failures to so comply that would not have a material adverse effect on Buyer’s business, operations, prospects, Properties, or financial condition.

4.11       Litigation. Except as disclosed in any Buyer SEC Document, there are no claims, actions, suits, investigations or proceedings against the Buyer or any of its wholly-owned subsidiaries pending or, to the Knowledge of Buyer, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that might have a material adverse effect on Buyer’s business, operations, prospects, Properties, or financial condition (whether covered by insurance or not) and there is no reasonable basis for any such claim, action, suit, investigation or proceeding.

4.12       Other Information. No representation or warranty made by Buyer in this Agreement, and no statement contained in any certificate or schedule delivered by Buyer hereunder, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances in which they were made, not misleading.

ARTICLE V. - OBLIGATIONS PRIOR TO CLOSING

From the date of this Agreement through the Closing or the termination of this Agreement as provided herein:

5.01       Maintenance of Business Prior to Closing. In furtherance of the transactions contemplated hereby, the Company shall, and the Seller shall use its commercially reasonable efforts to cause the Company to, continue to carry on the business of the Company in the ordinary course and substantially in accordance with past practice and neither the Company nor the Seller will take any action inconsistent therewith or with the consummation of the Closing or with the performance of the obligations of Seller hereunder. The Company shall not, and the

Seller shall not permit the Company to, engage in any new line of business or enter into any new Contract, transaction or activity or make any commitment, except in the ordinary course of business consistent with past practice. The Company shall, and the Seller shall cause the Company to, use its commercially reasonable efforts to preserve intact the Company’s business organization, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with Clients, suppliers and other Persons with which the Company has business relations.

In furtherance of the transactions contemplated hereby, the Buyer shall use its commercially reasonable efforts to continue to carry on its business in the ordinary course and substantially in accordance with past practice and the Buyer will not take any action inconsistent therewith or with the consummation of the Closing or with the performance of the obligations of Buyer hereunder. The Buyer shall not engage in any new line of business or enter into any new Contract, transaction or activity or make any commitment, except in the ordinary course of business consistent with past practice.

5.02       Certain Prohibited Transactions. Except as set forth on Schedule 5.02, the Company shall not, and the Seller shall not, without the prior written consent of Buyer, cause or permit the Company to:

(a)          incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other individual, partnership, firm or corporation, or make any loans or advances to any individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice , except that in no event shall the Company make any loans or advances to the Seller or any of its affiliates or any officers, directors or employees of the Company or the Seller (other than making advances to the Seller in an amount equal to the normal monthly interest and principal payments due pursuant to the terms of the SBA Loan (as hereinafter defined);

(b)          pay or incur any obligation to pay any dividend on the Shares or make or incur any obligation to make any distribution or redemption with respect to the Shares;

(c)          make any change to the Articles of Incorporation or Bylaws of the Company or institute any action or proceeding to dissolve the Company;

(d)          mortgage, pledge or otherwise encumber any of the properties or assets of the Company or sell, transfer or otherwise dispose of any of the properties or assets of the Company (other than in the ordinary course of business) or cancel, release or assign any indebtedness owed to the Company or any claims held by the Company;

(e)          make any investment of a capital nature either by purchase of stock or securities, contribution to capital, loan, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice;

(f)           enter into or terminate any material contract or agreement, or make any material change in any of its material Contracts, except for customer Contracts entered into in the ordinary course of business, consistent with prior practice;

(g)          (i) increase the compensation payable or to become payable to the officers, directors or employees of the Company; (ii) change the employment conditions of any employee of the Company; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any of the directors, officers or employees of the Company; or (iv) establish, adopt, enter into or amend any bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees of the Company or take any action to accelerate any rights or benefits thereunder;

(h)          (i) change any accounting policies or procedures of the Company or make any change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in GAAP; or (ii) make any Tax election;

(i)           increase or decrease prices charged to the Clients of the Company, other than in the ordinary course of business consistent with past practice, or fail to use all commercially reasonable efforts to enforce any Contract or other agreement with any customer or supplier, collect its accounts receivable, or pay its accounts payable, in each case in the ordinary course of business consistent with past practice;

(j)           enter into any Contract or transaction with any directors, officers or employees of the Company or any entity in which any such director, officer, or employees has a direct or indirect interest, whether or not in the ordinary course of business; or

(k)          agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would cause any representation, warranty, covenant or agreement of Seller in this Agreement to be or to become untrue.

5.03       Notification of Certain Matters. The Company and the Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event known to such party, which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect from the date hereof to the Closing Date, and (ii) any material failure of Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Each party shall use commercially reasonable efforts to remedy any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

5.04       Access to Information. From the date hereof through the Closing Date, the Company shall, and the Seller shall cause the Company to, give Buyer and its representatives full and reasonable access to further information with respect to the Company, its business records and activities, during normal business hours for the purpose of completing its business and financial review of the Company, and Buyer will maintain the confidentiality of any such information in accordance with agreements between the parties. From the date hereof through the Closing Date, the Buyer shall give Seller and its representatives full and reasonable access to further information with respect to the Buyer, its business records and activities, during normal business hours for the purpose of completing its business and financial review of the Buyer, and

Seller will maintain the confidentiality of any such information in accordance with agreements between the parties.

5.05       Reasonable Efforts; Cooperation; Further Assurances. Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, (i) cooperating with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, statute, rule or regulation; (ii) using commercially reasonable efforts to obtain, modify or transfer, if necessary, all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Government Entity or other Persons (including parties to Contracts with the Company as are necessary for the consummation of the transactions contemplated hereby), (iii) making on a prompt and timely basis (but no later than two Business Days after the execution of this Agreement) all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby, (iv) defending all Legal Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining Order or other Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (v) executing and delivering such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

5.06       No Conduct Inconsistent with this Agreement. From the date hereof until the Closing Date, or earlier termination of this Agreement as provided herein, neither the Seller, the Company nor any of their respective Affiliates shall, nor shall the Company or the Seller authorize or permit any of its respective representatives to, directly or indirectly: (i) solicit, initiate, encourage the initiation or submission by others of any Acquisition Proposal; (ii) enter into or participate in discussions or negotiations with, respond to solicitations relating to, furnish to any Person any information with respect to, or take any other action to encourage or facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; or (iii) enter into any contract, agreement or commitment (whether or not binding) with respect to any Acquisition Proposal. For purposes of this Agreement, the term “Acquisition Proposal” means any proposal with respect to a merger, consolidation, share exchange, strategic alliance, business combination or other similar transaction involving the Shares (including, but not limited to, any transaction in which a third party could become the direct or indirect beneficial owner of the Shares, other than through the acquisition of any securities of the Seller), the Company, all or any significant portion of the assets of the Company or any other securities of the Company. The Company and Seller shall promptly advise Buyer orally and in writing of (i) the receipt by either of them (or any of the Persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, (ii) the material terms and conditions of any such Acquisition Proposal or inquiry and (iii) the identity of the Person making any such Acquisition Proposal or inquiry. The Company and Seller shall (i) keep Buyer fully informed of the status, including any change to the details of any such Acquisition Proposal or inquiry and (ii) provide to Buyer promptly after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company or Seller from any third party in connection with any Acquisition Proposal.

ARTICLE VI. - CONDITIONS TO SELLER’S AND BUYER’S OBLIGATIONS

6.01       Conditions to Obligations of the Seller. The obligations of the Seller to carry out the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction or waiver in writing of the following conditions:

(a)          Buyer shall have furnished Seller with a certified copy of all necessary corporate action approving the execution, delivery and performance of this Agreement.

(b)          All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

(c)          As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Company or the Seller) shall be pending or threatened before any Governmental Authority seeking to restrain the Company or the Seller or prohibit the Closing or seeking Damages against the Seller or the Company as a result of the consummation of this Agreement.

(d)          Since July 1, 2006 and up to and including the Closing, except as disclosed in the Buyer SEC Documents, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, has had or might reasonably be expected to have a Material Adverse Effect on the Buyer.

(e)          Seller shall have received the opinion of Greenberg Traurig, LLP, counsel to Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to the Seller, substantially in the form of Exhibit F attached hereto. In rendering such opinion, Greenberg Traurig, LLP may rely as to factual matters on certificates of officers and directors of Buyer and on certificates of governmental officials.

(f)           No proceeding in which the Buyer or any of its wholly-owned subsidiaries shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

(g)	The Required Consents shall have been obtained or waived.

(h)          The Buyer shall have elected Stephen J. DeGroat as a director of the Buyer.

6.02       Conditions to Obligations of Buyer. The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction, or waiver in writing by Buyer, of the following conditions:

(a)          All representations and warranties of the Company and the Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and the Company and the Seller shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by it at or prior to the Closing.

(b)          As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain Buyer or prohibit the Closing or seeking Damages against Buyer or the Company or its Properties as a result of the consummation of this Agreement.

(c)          Except for matters disclosed in Schedule 3.09(a) or 3.09(b) attached hereto, since July 1, 2006 and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, has had or might reasonably be expected to have a Material Adverse Effect on the Company.

(d)          The Buyer shall have received the opinion of Brauner Baron Rosenzweig & Klein, LLP, counsel to the Company and the Seller, dated as of the Closing Date, addressed to the Buyer and in form and substance reasonably satisfactory to the Buyer, to the effect set forth on Exhibit G attached hereto. In rendering such opinion, Brauner Baron Rosenzweig & Klein, LLP may rely as to factual matters on certificates of officers, directors and shareholders of the Company or the Seller and on certificates of governmental officials.

(e)          Each of the Company and the Seller shall have furnished Buyer with a certified copy of all necessary corporate action on its behalf approving its execution, delivery and performance of this Agreement.

(f)           All agreements, commitments and understandings between the Company and the Seller (or any Affiliate thereof) shall have been terminated in all respects on terms satisfactory to Buyer, and all obligations, claims or entitlements thereunder shall be unconditionally waived and released by the Seller and/or such Affiliates, as applicable, and written evidence thereof reasonably satisfactory in form and substance to Buyer shall have been delivered to Buyer.

(g)          The Company shall be the sole owner of the federal trademark for the name “Jesup & Lamont,” free and clear of any Liens.

(g)          All proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be in form and substance reasonably satisfactory to Buyer and its counsel, and Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

(h)          Buyer shall have received written evidence, in form and substance reasonably satisfactory to Buyer, of the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties (including, without limitation, persons or other entities leasing real or personal property to the Company) where the absence of any such consent would result in a violation of law or a breach or default under any agreement to which the Company is subject.

(i)           Simultaneously with the Closing, the Seller shall have repaid in full the loan received from the U.S. Small Business Administration in the approximate principal amount of $400,000 (the “SBA Loan”).

(j)           The Company shall have obtained the consent of First Clearing, LLC pursuant to the terms of the clearing agreement between the Company and First Clearing LLC to the transactions contemplated by this Agreement.

(k)          No proceeding in which the Seller or the Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

(l)           The Buyer shall have obtained approval from the American Stock Exchange LLC of the Buyer’s application to list the Buyer Stock with the American Stock Exchange LLC.

(m)	The Required Consents shall have been obtained or waived.

ARTICLE VII. - POST-CLOSING OBLIGATIONS

7.01       Further Assurances. Following the Closing, the Company, the Seller and the Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement. Furthermore, without limiting the generality of the foregoing, from and after the Closing, Seller shall, and shall cause its Affiliates, to transfer or deliver to Buyer, promptly after the receipt thereof (but in no event more than three business days after the receipt thereof), any cash or other property which Seller or its Affiliates receives in respect of any accounts receivable of the Company or any cash or other property which Seller or its Affiliates receives after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items of the Company.

7.02       Publicity. None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, except as required by law or by the rules of the New York Stock Exchange, the National Association of Securities Dealers or the United States Securities and Exchange Commission (in which case, so far as possible, there shall be consultation among the parties prior to such announcement), and the parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

7.03	Post-Closing Indemnity.

(a)          In addition to the indemnity provided for in Article VIII and subject to the provisions of Sections 7.03(e) and 9.02, from and after the Closing, the Seller shall indemnify and hold harmless Buyer and its Affiliates, directors, officers and employees from and against any and all Damages arising out of, resulting from or in any way related to (i) a breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by the Seller and/or the Company in this Agreement or in any Collateral Agreement delivered by the Seller and/or the Company at the Closing pursuant hereto, and/or (ii) any claim that the Company’s securities were issued or acquired in violation of any applicable Securities Laws.

(b)          Any payment made to Buyer by Seller pursuant to the indemnification obligations under this Section 7.03 or Section 8.02 shall constitute a reduction in the Purchase Price hereunder and shall be paid by Seller to Buyer, first by Seller delivering the original Note to Buyer, and Buyer issuing a replacement Note to Seller with a principal amount equal to the original principal amount, less the amount of such payment. The Note shall bear interest from and after the date of the Note on the adjusted principal amount and not on the original principal amount. In the event that the Note is not sufficient to satisfy any such indemnification obligation of Seller, Seller, in its sole discretion, may satisfy all, or any portion of such shortfall by returning to Buyer all or any portion of the Buyer Stock, which shall, for the purposes of this Section 7.03 be deemed to have a cash value equal to the market value of such Buyer Stock as of the Closing Date.

(c)          Subject to the provisions of Section 7.03(e) and 9.02, from and after the Closing, the Buyer shall indemnify and hold harmless the Seller and its Affiliates, directors, officers and employees from and against any and all Damages arising out of, resulting from or in any way related to a breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by the Buyer in this Agreement or in any Collateral Agreement delivered by the Buyer at the Closing pursuant hereto.

(c)          If any party entitled to indemnification hereunder (the “Indemnified Party”) shall receive notice or otherwise learn of the assertion by any other Person of any claim or of the commencement by any such Person of any action (a “Third Party Claim”) with respect to which a party may be obligated to provide indemnification pursuant hereto (the “Indemnifying Party”), such Indemnified Party shall give written notice thereof to the Indemnifying Party within 30 days after becoming aware of such Third Party Claim (the “Indemnification Notice”); provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party actually is prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail, and shall indicate the amount of the Damages that has been paid or reasonable expects to pay or incur (in accordance with GAAP) by such Indemnified Party. Thereafter, such Indemnified Party shall deliver to the Indemnifying Party within ten business days after the Indemnified Party’s receipt thereof, copies of all notices and documents received by the Indemnified Party relating to the Third Party Claim (including court papers).

(d)          Promptly after receipt by the Indemnifying Party of notice of any Third Party Claim as provided in Section 7.03(c), then upon reasonable notice from the Indemnifying

Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall become responsible for and shall promptly pay when due on behalf of the Indemnified Party all costs associated with defending, managing and conducting any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party’s notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including but not limited to the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party.

(e)         Notwithstanding anything contained in this Agreement to the contrary, the right to indemnification hereunder shall be subject to the following:

(i)           No Indemnifying Party shall have liability hereunder with respect to claims based on the breach of representations or warranties, except to the extent that the Damages exceed $125,000 in the aggregate, in which event the Indemnifying Party shall be liable for all Damages in excess of $125,000.

(ii)          No indemnification shall be payable pursuant to Sections 7.03(a) or 7.03(b), as the case may be, after the Expiration Date (as defined below), except for claims for Damages set forth in an Indemnification Notice made prior to the Expiration Date but not then resolved.

(iii)        The maximum aggregate amount of Damages for which Buyer shall be entitled to indemnification hereunder shall be equal to one-half of the Purchase Price, except for fraud, which shall be unlimited. The limitation contained in the foregoing sentence shall include all Damages paid to the Buyer, including pursuant to indemnification obligations under this Section 7.03 or Section 8.02 and pursuant to any other claims (other than fraud, which shall be unlimited).

(iv)         Damages shall be calculated without including any reduction for materiality that may be contained in the applicable representation or warranty.

(v)          In no event shall an Indemnifying Party be liable under this Agreement, including under Section 7.03 and 8.02, for special, punitive, indirect, consequential or like damages of any Indemnified Party.

7.04	Non-Competition.

(a)          General. In consideration of the payment of the Purchase Price, and in order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller hereby covenants and agrees as follows:

(i)           The Seller, without the prior written consent of Buyer, shall not for a period of five years from and after the Closing Date, directly or indirectly, for itself or for any other person, firm, corporation, partnership, association or other entity, (A) employ or attempt to employ any employee of the Company or Buyer or any of their respective subsidiaries until at least 12 months after the date such employee was not employed by the Company, Buyer or any of their respective subsidiaries, except that Seller may employ Stephen J. DeGroat and William

F. Moreno, (B) directly or indirectly solicit business competitive with the retail services or retail products offered by the Company from any person or entity which then is or was a Company retail customer, client or prospect as of the date of this Agreement, or (C) induce any such person or entity to cease or reduce their business relationship with the Company.

(ii)          The Seller, without the prior written consent of the Buyer, shall not for a period of seven years from and after the Closing Date (A) directly or indirectly acquire or own in any manner any interest in any person, firm, partnership, corporation, association or other entity which engages or plans to engage in the financial services, investment banking, investment advisory and brokerage business, or any other business of the Company as of the Closing Date anywhere in the world (the “Territory”), (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association or other entity which engages or plans to engage in the financial services, investment banking, investment advisory and brokerage business, or any other business of the Company as of the Closing Date within the Territory, or (C) utilize its special knowledge of the business of the Company and its relationships with customers, suppliers and others to compete with the Company in the financial services, investment banking, investment advisory and brokerage business, or any other business of the Company as of the Closing Date anywhere in the Territory. The ownership or control of up to five percent of the outstanding voting securities or securities of any class of a company with a class of securities registered under the Securities Exchange Act of 1934, as amended, shall not be deemed a violation of this Section.

(b)          Nondisclosure. The Seller shall not at any time, disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity, any confidential information relating to the Company or any information concerning its financial condition, customers, suppliers, sources of leads and methods of obtaining new business or the methods generally of doing and operating its businesses, except to the extent that such information is a matter of public knowledge or is required to be disclosed by law of judicial or administrative process.

(c)          Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by the Seller of any or all of the covenants and agreements contained in this Section may cause irreparable harm and damage to Buyer in a monetary amount which may be virtually impossible to ascertain. As a result, the Seller recognizes and hereby acknowledges that Buyer shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section by such Seller and/or its Affiliates, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer may possess hereunder, at law or in equity. Nothing contained in this Section shall be construed to prevent Buyer from seeking and recovering from the Seller damages sustained by it as a result of any breach or violation by the Seller of any of the covenants or agreements contained herein.

7.05	Post-Closing Purchase Price Adjustment.

(a)          The Purchase Price shall be reduced (the “Post-Closing Purchase Price Adjustment”) by an amount equal to $6,030,000, less the Company’s revenues for the six months ending March 31, 2007 (the “Revenues”). In the event that the Company’s Revenues are greater than $6,030,000, no adjustment will be made to the Purchase Price. The Post-Closing Purchase Price Adjustment, if any, will be paid by the Seller to the Buyer within 15 days of the final determination of the Post-Closing Purchase Price Adjustment by the Seller delivering the original Note to the Buyer and the Buyer issuing a replacement Note to the Seller with a principal amount equal to the original principal amount, less the amount of the Post-Closing Purchase Price Adjustment. The Note shall bear interest from and after the original date of the Note on the adjusted principal amount and not on the original principal amount. Any disputes with respect to the calculation of the Post-Closing Purchase Price Adjustment shall be resolved in accordance with the procedures contemplated by Section 1.05.

(b) As soon as practical (and in no event later than May 15, 2007), Buyer shall cause to be prepared and delivered to the Seller (i) a statement of revenues of the Company for the six months ending March 31, 2007 (the “Revenue Statement”), and (ii) a calculation of the Post-Closing Purchase Price Adjustment based on the calculation of the Company’s Revenues for the six months ending March 31, 2007 determined from the financial information contained in the Revenue Statement, including such schedules and data as may be appropriate to support such calculation. The Revenue Statement shall be prepared in accordance with GAAP applied on a basis consistent with the Financial Statements and shall include all revenues (other than revenues from transactions outside the ordinary course of the Company’s business) generated by the business and operations of the Company during the period covered by the Revenue Statement, including, without limitation, revenues generated by the employees, brokers, registered representatives and associated persons of the Company who are employed or retained by the Company of the Closing Date, whether such persons work for or are retained by the Company, the Buyer or any of the Buyer’s subsidiaries after the Closing Date. During the period covered by the Revenue Statement, the Buyer agrees to cause the Company to operate in all material respects in the ordinary course of business consistent with the Company’s operations prior to the Closing Date. The Seller and its accountants shall be entitled to review the Revenue Statement, Buyer’s calculations of the Post-Closing Purchase Price Adjustment, and any working papers, trial balances and similar materials relating to such Revenue Statement prepared by Buyer or its accountants. Buyer shall also provide the Seller and its accountants with timely access, during normal business hours, to the Buyer’s and the Company’s personnel, properties, books and records to the extent related to the determination of the Revenue Statement and the applicable Purchase Price Adjustment.

(c) Within 30 days after delivery to Seller of Buyer’s calculation of the Post-Closing Purchase Price Adjustment pursuant to this Section Seller may deliver to Buyer a written report (the “Seller’s Report”) advising Buyer that Seller either (A) agrees with Buyer’s calculations of the applicable Post-Closing Purchase Price Adjustment, or (B) deems that one or more adjustments are required. The costs and expenses for the preparation of the Seller’s Report shall be borne by the Seller. If Seller agrees with Buyer’s calculation or if Buyer shall concur with the adjustments proposed by Seller, or if Buyer shall not object thereto in a writing delivered to Seller within 30 days after Buyer’s receipt of the Seller’s Report, the calculation of the applicable Post-Closing Purchase Price Adjustment as set forth in the Seller’s Report shall become final and shall not be subject to further review, challenge or adjustment (absent fraud). If Seller does not submit the Seller’s Report within the 30-day period provided herein, then the applicable Post-Closing Purchase Price Adjustment as calculated by Buyer shall become final and shall not be subject to further review, challenge or adjustment (absent fraud).

(ii)          In the event that Seller submits the Seller’s Report and Buyer has delivered a written objection to the Seller’s Report within 30 days after Buyer’s receipt of the Seller’s Report (the “Buyer’s Objections”) and, thereafter Seller and Buyer are unable to resolve the disagreements in the Buyer’s Objections within 20 days after the date that the Buyer’s Objections are received by the Seller, then such disagreements shall be referred to the Settlement Accountants, and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment (absent fraud). The Settlement Accountants shall use their best efforts to reach a determination not more than 45 days after such referral. The costs and expenses of the services of the Settlement Accountants shall be paid by the Seller if (A) the difference between (i) the Post-Closing Purchase Price Adjustment resulting from the determination of the Settlement Accountants, and (ii) the Post-Closing Purchase Price Adjustment resulting from the determination set forth in the Seller’s Report, is greater than (B) the difference between (i) the Post-Closing Purchase Price Adjustment resulting from the determination of the Settlement Accountants, and (ii) the Post-Closing Purchase Price Adjustment resulting from Buyer’s calculation of the Post-Closing Purchase Price Adjustment; otherwise, such costs and expenses of the Settlement Accountants shall be paid by the Buyer.

7.06	Lock-up Agreement.

(a)          The Seller hereby agrees not to, without the prior written consent of the Buyer, directly or indirectly, offer, sell, contract to sell, or otherwise dispose of, any shares of Buyer Stock or file any registration statement with respect to any of the foregoing, or enter into any swap or other agreement that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of shares of the Buyer Stock, whether any such swap or transaction is to be settled by delivery of Buyer Stock or other securities, in cash or otherwise, until after the second anniversary of the Closing Date (the “Restriction Period”); provided that nothing herein shall prohibit the Seller from (i) surrendering any shares of Buyer Stock pursuant to the terms of a merger or consolidation approved by the Board of Directors of the Buyer and a majority of the stockholders of the Buyer, (ii) tendering any shares of Buyer Stock pursuant to a tender offer made in compliance with Sections 13 and 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and approved by the board of directors of the Buyer or (iii) selling shares of Buyer Stock as contemplated by and pursuant to the terms of the Registration Rights Agreement. Notwithstanding anything contained herein to the contrary, the undersigned may, without the prior written consent of the Buyer, transfer any shares of Buyer Stock (i) as a bona fide gift or gifts, (ii) to the equity owners of the Seller as of the date hereof or (iii) to a trust, partnership or other entity, the beneficiaries, partners or equity holders of which are exclusively the Seller or the equity owners of the Seller as of the date hereof; providing that the Seller provides prior written notice of such transfer to the Buyer and the transferee(s) thereof agree(s) in writing to be bound by the restrictions set forth herein.

(b)          If (i) the Buyer issues an earnings release or material news or a material event relating to the Buyer is announced during the last ten days of the Restriction Period, or (b) prior to the expiration of the Restriction Period, the Company announces that it will release earnings results during the ten-day period beginning on the last day of the initial Restriction Period, the restrictions imposed by this Section shall continue to apply until the later of the expiration of the Restriction Period or the expiration of the five business day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

7.07       Name Change.                 Immediately after the Closing, the Seller shall changes its corporate name to a new name which shall bear no resemblance to its current corporate name and shall not include either the words “Jesup” or “Lamont” or any similar names or words and shall no longer use the names “Jesup” or “Lamont” or any similar names or words.

7.08       Investment Banking Fee. The Company agrees to pay to the Seller or its designee an amount equal to all underwriting discounts and fees actually received by the Company in connection with the initial public offering of Media & Entertainment Holdings, Inc. that is currently in registration with the U.S. Securities and Exchange Commission, less $100,000. Such payment shall be made no later than 15 days after the Company actually receives such underwriting discounts and fees.

ARTICLE VIII. - TAX MATTERS

8.01       Representations and Obligations Regarding Taxes. The Company and the Seller jointly and severally represent and warrant to and agree with the Buyer as follows:

(a)          There has been filed all Tax Returns or the appropriate extensions required to be filed on behalf of the Company. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) for periods prior to the date hereof have been paid other than Taxes not yet due and payable. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. Neither the Seller nor the Company has received any claim, in writing, from a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for Liens for Taxes not yet due.

(b)          The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c)          Seller has no reasonable basis to believe that any taxing authority intends to assess any additional Taxes owed by or pertaining to the Company for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any taxing authority in writing, except as described in Schedule 8.01(c) or (ii) as to which any of the directors or officers (or employees responsible for Tax matters) of the Company or the Seller has actual knowledge (after reasonable investigation) based upon personal contact with any agent of such taxing authority. Schedule 8.1 lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit or in respect of which any written or unwritten notice of any audit or examination has been received by the Company. Except as set forth on Schedule 8.1, no issue relating to Taxes of the Company has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes of or pertaining to the Company was raised in writing by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period. The Company has made available to Buyer correct and complete copies of all income Tax Returns (if any), examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 2000.

(d)          The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)          The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an Affiliated Group filing a consolidated Federal income Tax Return and (ii) has no liability for the Taxes of any Person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise other than the Affiliated Group of which the Seller is the common parent.

(f)           The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes of the Company established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(g)          Except as set forth on Schedule 8.1, the Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(h)          Except as set forth on Schedule 8.1, the Company has not entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law) or any safe harbor lease transaction. None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(i)           The Company is, and has been since the date of formation of the Seller, a member of the Affiliated Group of which Seller is the common parent and the Company will be a member of such Affiliated Group through and including the Closing Date. The Seller is eligible to make an election under Section 338(h)(10) of the Code (or any comparable election under state, local or foreign tax law) with respect to the Company.

(j)           The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances, including any agreements entered into in connection with this Agreement, could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Seller is not a person other than a United States person within the meaning of the Code. The Company is not, and not been, a United States real property holding company, as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(k)          Buyer shall (i) grant to Seller reasonable access at all reasonable times to all of the Company’s books and records (including tax work papers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent that such books and records relate to the operations of the Company during taxable periods ending on or prior to or that include the Closing Date and (ii) otherwise cooperate with Seller in connection with any audit of Taxes that relate to the business of the Company prior to Closing.

(l)           Buyer shall be responsible for preparing and filing, or causing the Company to prepare and file, all Tax Returns of the Company required to be filed after the Closing Date other than federal, state, local or foreign income tax returns applicable to the Company’s business through the Closing Date. Buyer shall provide to Seller (i) copies of all Tax Returns of the Company which Buyer prepares and which reflect any Tax for which the Buyer believes Seller is responsible and (ii) a calculation of the portion of the Tax that Buyer believes the Seller is responsible for. Such Tax Returns and calculations shall be provided to Seller at least ten days prior to the filing of such Tax Returns; provided however that any failure to provide such information will not waive any rights of Buyer except to the extent that Seller’s rights or ability to defend are prejudiced. Any dispute among the parties with respect to the Taxes which Buyer believes are due from Seller, whether due to the computation of Tax on the Tax Return or allocation of such Tax among the Buyer, Seller or Company, shall be resolved in a manner consistent with the provisions of Section 1.5 pertaining to the resolution of disputes with respect to the determination of the Purchase Price Adjustment. Seller shall pay to Buyer, within five days after the date on which Taxes are paid with respect to periods beginning before the Closing Date and ending on or after the Closing Date, an amount equal to the portion of those Taxes that relates to the portion of the taxable period ending on the Closing Date. For purposes of this Agreement, in the case of any period that begins before the Closing Date and ends after the Closing Date, any tax based directly or indirectly on gross or net income or receipts or imposed in respect of specific transactions, and any credits available with respect to any Tax, shall be allocated by assuming that the taxable period ended on the Closing Date, and any other tax shall be allocated based on the number of days in the taxable period ending on the Closing Date divided by the total number of days in the taxable period.

(m)         Seller shall be responsible for preparing and filing all Tax Returns of the Company required to be filed with respect to all periods ending on or before the Closing Date for federal, state, local or foreign Taxes and shall pay all Taxes owed by the Company (whether or not shown on any return or whether or not a return is required) for all periods ending on or before the Closing Date, including any Tax resulting from the 338(h)(10) Election or any comparable election under state or local Tax Law.

(n)          As used in this Article VIII, “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law; “Code” means the Internal Revenue Code of 1986, as amended; “Company” means the Company and/or any corporation that at any time has been a subsidiary of the Company; “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof); “Tax” means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and “Taxes” means any or all of the foregoing collectively; and “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

(o)          Any refunds (and any interest received thereon) of any taxes imposed on the Company for any period ending on or before the Closing Date belong to the Seller, and at the request of Seller, Buyer shall cause the Company to pursue the collection of any such refund and to promptly, upon its receipt, pay to the Seller any amount so received by Buyer or the Company, provided that the Seller shall reimburse the Buyer and/or the Company for any costs incurred by Buyer or the Company in pursuing such collection.

8.02	Indemnification for Taxes

(a)          The Seller hereby agrees to indemnify Buyer and its Affiliates, including, after the Closing, the Company against, and agrees to protect, save and hold harmless each Indemnified Taxpayer from, any and all claims, damages, deficiencies and losses and all expenses, including, without limitation, attorneys’, accountants’ and experts’ fees and disbursements (all herein referred to as “Tax Losses”) resulting from:

(i)           A claim by any taxing authority for (A) any Taxes of the Company (i) for any period ending on or prior to the Closing Date or (ii) for any period that straddles the Closing Date, the allocable portion of such period ending on the Closing pursuant to the final sentence of Section 8.1(l) and (B) any Taxes of any corporation that is or was a member of an Affiliated Group of which the Company is or was a member (i) for any period ending on or prior to the Closing Date or (ii) for any period that straddles the Closing Date, the allocable portion of such period ending on the Closing Date pursuant to the final sentence of Section 8.1(l);

(ii)          A claim by any taxing authority for any Taxes arising from or occasioned by the sale of the Company’s capital stock pursuant to this Agreement;

(iii)        A claim for any Taxes resulting from the 338(h)(10) Election or any comparable election under state or local Tax law; or

(iv)         Any misrepresentation or breach of any representation, warranty or obligation set forth in this Article VIII.

(b)           The Buyer hereby agrees to indemnify Seller and its Affiliates against, and agrees to protect, save and hold harmless each from, any Tax Loss resulting from a claim by any taxing authority for (A) any Taxes of the Company (i) for any period beginning after the Closing Date or (ii) for any period that straddles the Closing Date, the allocable portion of such period beginning after the Closing pursuant to the final sentence of Section 8.1(m) hereof and (B) any Taxes of any corporation that is a member of an Affiliated Group of which the Company is a member (i) for any period beginning after the Closing Date or (ii) for any period that straddles the Closing Date, the allocable portion of such period beginning after the Closing Date pursuant to the final sentence of Section 8.1(l).

(c)          Subject to the resolution of any Tax contest pursuant to Section 8.2(c), upon notice from one party hereto (the “Indemnified Taxpayer”) to the other (the “Indemnifying Taxpayer”) that an Indemnified Taxpayer is entitled to an indemnification payment for a Tax Loss pursuant to Section 8.2(a) or (b), as applicable, the Indemnifying Taxpayer shall thereupon pay to the Indemnified Taxpayer an amount that, net of any Taxes imposed on the Indemnified Taxpayer with respect to such payment, will indemnify and hold the Indemnified Taxpayer harmless from such Loss.

(d)          (i) If a claim shall be made by any taxing authority that, if successful, would result in the indemnification of an Indemnified Taxpayer, the Indemnified Taxpayer shall promptly notify the Indemnifying Taxpayer in writing of such fact; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Taxpayer except to the extent that the indemnifying party’s rights or ability to defend are actually materially prejudiced.

(ii)          The Indemnifying Taxpayer shall have the right to defend the Indemnified Taxpayer against such claim with counsel of its choice reasonably satisfactory to the Indemnified Taxpayer so long as (A) the Indemnifying Taxpayer notifies the Indemnified Taxpayer in writing within 15 days after the Indemnified Taxpayer has given written notice of such claim that the Indemnifying Taxpayer will indemnify the Indemnified Taxpayer from and against the entirety of any Tax Losses the Indemnified Taxpayer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim, (B) if the Indemnified Taxpayer is requested to pay the Tax claimed and sue for a refund, the Indemnifying Taxpayer shall have advanced to the Indemnified Taxpayer, on an interest free basis, the full amount the Indemnified Taxpayer is required to pay, and (C) the Indemnifying Taxpayer conducts the defense of the claim in a commercially reasonable manner.

(iii)         Subject to the provisions of paragraph (ii) above, the Indemnifying Taxpayer shall be entitled to prosecute such contest to a determination in a court of initial jurisdiction, and if the Indemnifying Taxpayer shall reasonably request, to a determination in an appellate court.

(iv)         The Indemnifying Taxpayer shall not be entitled to settle or to contest any claim relating to Taxes if the settlement of, or an adverse judgment with respect to, the claim would be likely, in the good faith judgment of the Indemnified Taxpayer and its accountant or attorney, to cause the liability for any Tax of the Indemnified Taxpayer or of any Affiliate of the Indemnified Taxpayer for any taxable period ending after the Closing Date to increase (including, without limitation, by making any election or taking any action having the effect of making any election, by deferring the inclusion of any amount in income or by accelerating the deduction of any amount or the claiming of any credit) or to take a position that, if applied to any taxable period ending after the Closing Date, would be adverse to the interest of the Indemnified Taxpayer or any Affiliate of the Indemnified Taxpayer.

(v)          Upon actual receipt of a refund by the Indemnified Taxpayer of an amount advanced by the Indemnifying Taxpayer pursuant to paragraph (ii)(B) above, the

Indemnified Taxpayer shall promptly pay to the Indemnifying Taxpayer any refund received by or credited to the Indemnified Taxpayer with respect to the indemnified matter (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority).

(vi)         If any of the conditions in Section 8.2(d)(ii) above are or become unsatisfied, (A)  the Indemnified Taxpayer may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner it may deem appropriate (and the Indemnified Taxpayer need not consult with, or obtain any consent from, the Indemnifying Taxpayer in connection therewith), (B) the Indemnifying Taxpayer will reimburse the Indemnified Taxpayer promptly and periodically for the costs of defending against the claim (including, without limitation, attorneys’, accountants’ and experts’ fees and disbursements) and (C) the Indemnifying Taxpayer will remain responsible for any Tax Losses the Indemnified Taxpayer may suffer to the fullest extent provided in this Section 8.2.

(vii)       Anything to the contrary in this Agreement notwithstanding, the indemnification obligations of the Indemnifying Taxpayer under this Article VIII shall survive the Closing until the end of the applicable statutes of limitations. With respect to any indemnification obligation for any Tax for which a taxing authority asserts a claim within 90 days before the end of the applicable statute of limitations, an Indemnified Taxpayer shall be treated as having provided timely notice to the Indemnifying Taxpayer by providing written notice to the Indemnifying Taxpayer on or before the 60th day after the Indemnified Taxpayer’s receipt of a written assertion of the claim by the taxing authority.

(viii)      All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

8.03	Section 338(h)(10) Election.

(a)          The Company and Seller agree that they will join with Buyer to make an election under Section 338(h)(10) of the Code (and any comparable election under state or local Tax law) with respect to the purchase and sale of the Shares (a “338(h)(10) Election”). Seller, the Company and Buyer shall jointly prepare Internal Revenue Service Form 8023, together with such other forms and schedules as are necessary to make the 338(h)(10) Election and Seller, the Company and Buyer shall take all such other acts as are necessary to make or perfect a timely 338(h)(10) Election.

(b)          Not later than three months after the Closing Date, the Buyer will prepare an initial allocation of the Purchase among the assets of the Company (the “Allocation Schedule”). Buyer and Seller shall jointly agree in good faith on the final amounts set forth in the Allocation Schedule. In the event the parties cannot agree on an allocation, provisions similar to Section 1.07 shall be applicable. Neither Seller, the Company nor Buyer shall take any position on any Tax Return or with any taxing authorities that is inconsistent with the agreed fair market values set forth in the Allocation Schedule, provided that Buyer, Seller and the Company may take a tax position consistent with any examination adjustments made by the Internal Revenue Service or applicable state or local taxing authorities.

8.04       Purchase Price Adjustment. All indemnification and other payments made pursuant to this Article VIII shall be deemed adjustments to the Purchase Price.

8.05       No Contribution from Company. Seller hereby waives any rights to seek or obtain indemnification or contribution from the Company for any Tax Losses pursuant to this Article VIII.

8.06       Reserves. All Tax Losses shall be reduced by the amount of any reserves that (i) the Company makes for Taxes in the ordinary course prior to the Closing, and (ii) are reflected on the Closing Date Balance Sheet (other than reserves for deferred Taxes of the Company established to reflect the timing differences between book and Tax income).

8.07       Further Assurances. Seller and Buyer agree to cooperate with the other as reasonably requested in the event of any Tax audit or other Tax proceeding with any taxing authority.

ARTICLE IX. - MISCELLANEOUS

9.01	Termination. This Agreement may be terminated at any time prior to the Closing:
(a)	by mutual written consent of Buyer and Seller; or
(b)	by either Buyer or Seller:

(i)           if the Closing shall not have occurred on or before November 30, 2006; provided, however, that the right to terminate the Agreement under this subsection shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the date;

(ii)          if (A) there shall be a final nonappealable Order of a Government Entity restraining or prohibiting the consummation of the transactions contemplated by this Agreement, or (B) there shall be a law, statute, rule, regulation or Order decree enacted, entered, promulgated or enforced by any Government Entity which prohibits or materially restricts the consummation of the transactions contemplated hereby; or

(c)          by Seller, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.01, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Buyer of such breach (a “Buyer Material Breach”) (provided that Seller is not then in Seller Material Breach (as defined in Section 9.01(d)) of any representation, warranty, covenant or other agreement contained in this Agreement); or

(d)          by Buyer, if Seller or the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02, and (B) cannot be or has not been cured within 30 days after the giving of written notice to Seller of such breach (a “Seller Material Breach”) (provided that Buyer is not then in Buyer Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement).

In the event of termination of this Agreement by Seller or Buyer pursuant to this Section, written notice thereof shall promptly be given to the other party hereto, and upon such notice this Agreement shall terminate. Except as specifically provided herein, in the event of the termination of this Agreement pursuant to this Section, this Agreement shall forthwith become void and of no further force and effect, there shall be no liability on the part of Seller or Buyer or any of their respective representatives to the other, all rights and obligations of any party hereto shall cease and the parties shall be released from any and all obligations. Notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party from liability for Damages resulting from the breach of any of its covenants or agreements set forth in this Agreement or limit a party’s right to seek specific performance of the covenants or agreements set forth in this Agreement.

9.02	Limitation on Liability.

(a)          The representations, warranties, agreements, and indemnities set forth in this Agreement or in connection with the transactions contemplated hereby shall survive the Closing, except as expressly provided in Sections 7.03(e)(ii), 9.02(b) and 9.02(c).

(b)          The Seller shall have no liability under this Agreement related to the breach of any of its representations or warranties (other than Sections 3.01, 3.02 and 3.03), unless the Seller receives notice in writing from Buyer of Buyer’s claim under said indemnity on or before May 30, 2008 (the “Expiration Date”).

(c)          The Buyer shall have no liability under this Agreement related to the breach of any of its representations or warranties, unless the Buyer receives notice in writing from the Seller of the Seller’s claim under said indemnity on or before the Expiration Date.

9.03       Brokers. Regardless of whether the Closing shall occur, (i) the Seller shall indemnify and hold harmless the Buyer and the Company from and against any brokers or finders’ fees arising with respect to brokers or finders retained or engaged by the Company or the Seller in respect of the transactions contemplated by this Agreement, and (ii) Buyer shall indemnify and hold harmless the Company and the Seller from and against any and all liability for any brokers’ or finders’ fees arising with respect to brokers or finders retained or engaged by Buyer in respect of the transactions contemplated by this Agreement.

9.04       Costs and Expenses. Except as specifically provided in this Agreement, each of the parties to this Agreement shall bear his or its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby (the “Transaction Expenses”); provided, however, that the Seller shall be responsible for and shall discharge all Transaction Expenses incurred by or on behalf of the

Company (it being the parties’ agreement that the Company shall not bear or otherwise be liable for any such expenses).

9.05       Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally, by a nationally recognized overnight courier or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, addressed as follows:

BUYER:	Empire Financial Holding Company 2170 West State Road 434, Suite 100 Longwood, FL 32779 Attention: Mr. Steve Rabinovici Chairman of the Board Telecopy No. (407) 830-5078
With a copy to:
Greenberg Traurig, LLP 2200 Ross Avenue, Suite 5200 Dallas, Texas 75201 Attention: Phillip J. Kushner Telecopy No. (214) 665-5916
COMPANY OR THE SELLER:	Jesup & Lamont Holding Corporation 650 Fifth Avenue, 3rd Floor New York, NY 10019 Attention: Stephen J. DeGroat Chairman of the Board Telecopy No. (212) 757-7478
With a copy to:
Brauner Baron Rosenzweig & Klein, LLP 61 Broadway, 18th Floor New York, New York 10064 Attention: Charles A. Damato Telecopy No. (212) 797-9161

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery, overnight courier or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next normal business day after receipt if not received during the recipient’s normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

9.06       Governing Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware) (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the state courts located in New Castle County, Delaware, in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the federal courts shall be brought in the federal District Court located in New Castle County, Delaware. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Collateral Agreements, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

9.07       Representations and Warranties. Each of the representations and warranties of each of the parties to this Agreement shall be deemed to have been made, and the certificates delivered pursuant to clause (iv) of Section 2.02 and clause (ii) of Section 2.03 by a party are agreed to and shall be deemed to constitute the making of such representations and warranties, again at and as of the Closing by and on behalf of the party on behalf of whom such certificates are delivered, unless any such representation is as of a specified date, in which case such representation shall be as of such specified date.

9.08       Entire Agreement; Amendments and Waivers. This Agreement, together with all schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions (including, without limitation, that certain letter of intent, dated August 5, 2006), between the Buyer and the Seller, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Notwithstanding the foregoing, the confidentiality agreements, previously entered into between the Buyer and the Seller, shall remain in full force and effect. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

9.09       Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, provided, however, that nothing herein shall prohibit the assignment of Buyer’s rights and obligations to any direct or indirect subsidiary or prohibit the assignment of Buyer’s rights (but not obligations) to any lender, provided, however, that no such assignment shall relieve Buyer of its obligations hereunder. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns any rights, benefits or obligations hereunder.

9.10       Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

9.11       Interest on Overdue Payments. If any amount payable under this Agreement is not paid when due (including any amounts that were improperly withheld by the Seller or the Buyer), the unpaid amount shall bear interest from the due date to the actual date of payment calculated and compounded at a rate equal to the lesser of (i) the prime rate established from time to time by Citibank, N.A. plus five percentage points or (ii) the maximum lawful interest rate permitted under applicable law.

9.12       Withholding of Payments. Notwithstanding any other provision of this Agreement, the Seller agrees that Buyer shall after the Closing have the right to withhold any payment otherwise owing to the Seller under the Note to the extent of any and all payments due to, but not yet received by, the Company, the Buyer or any Affiliates of the Buyer from the Seller pursuant to this Agreement. The Seller specifically agrees that to the extent that there remain unsatisfied indemnification obligations due to the Buyer or any of its Affiliates pursuant to the terms of this Agreement, the Buyer shall have full recourse against the Seller (including its assets of whatsoever kind or nature) for payment of such indemnification obligations.

9.13       Exhibits and Schedules. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one schedule shall be deemed restricted only to the Section to which such disclosure specifically relates, except where (i) there is an explicit cross-reference to another schedule, or (ii) Buyer could reasonably be expected to ascertain a modification to another representation contained in this Agreement.

9.14       Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.15	References and Construction.

(a)          Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

(b)          The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

9.16       Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

9.17       Attorneys’ Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees (and sales taxes thereon, if any), including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

ARTICLE X. - DEFINITIONS

Capitalized terms used in this Agreement are used as defined in this Article X or elsewhere in this Agreement.

10.01     Affiliate. The term “Affiliate” shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person. The term “Control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

10.02     Collateral Agreements. The term “Collateral Agreements” shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement (other than the Employment Agreements).

10.03     Contracts. The term “Contracts,” when described as being those of or applicable to any person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, excluding any Permits.

10.04     Damages. The term “Damages” shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys’ and accountants’ fees and disbursements).

10.05     Governmental Authorities. The term “Governmental Authorities” shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

10.06     Hazardous Material. The term “Hazardous Material” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “Hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

10.08     Knowledge of the Seller or the Company. The term “Knowledge of the Seller or the Company” or like words shall mean the knowledge of the board of directors, executive officers and seniors managers, and such knowledge as any of the foregoing individuals should have obtained upon reasonable investigation and inquiry into the matter in question.

10.09     Legal Requirements. The term “Legal Requirements,” when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person’s business, operations or properties.

10.10     Net Worth.      The term “Net Worth” shall mean the Company’s “shareholders’ equity” computed in accordance with GAAP consistently applied with the Company’s prior practices, except that no effect shall be given to any purchase accounting, tax effects or other similar adjustments resulting from the consummation of the transactions contemplated herein and shall be further adjusted as specifically provided in Section 1.04.

10.11     Permits. The term “Permits” shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

10.12     Permitted Liens. The term “Permitted Liens” shall mean (i) Liens for current taxes and assessments not yet due, (ii) Liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen or the like or being contested in good faith by appropriate proceedings, (iii) Liens in respect of pledges or deposits under workers’ compensation laws and (iv) landlord Liens with respect to Leased Premises.

10.13     Person. The term “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

10.14     Properties. The term “Properties” shall mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Company.

10.15     Real Property. The term “Real Property” shall mean the real property Used by the Company in the conduct of its business.

10.16     Regulations. The term “Regulations” shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Internal Revenue Code.

10.17     Used. The term “Used” shall mean, with respect to the Properties, Contracts or Permits of the Company, those owned, leased, licensed or otherwise held by the Company which were acquired for use or held for use by the Company in connection with the Company’s business and operations, whether or not reflected on the Company’s books of account.

EXECUTED as of the date first written above.

BUYER: EMPIRE FINANCIAL HOLDING COMPANY By: /s/ Donald A. Wojnowski Jr. Donald A. Wojnowski Jr. Chief Executive Officer
COMPANY: JESUP & LAMONT SECURITIES CORPORATION By: /s/ Stephen J. DeGroat Stephen J. DeGroat Chairman of the Board and Chief Executive Officer
SELLER: JESUP & LAMONT HOLDING CORPORATION By: /s/ Stephen J. DeGroat Stephen J. DeGroat Chairman of the Board and Chief Executive Officer

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned, as stockholders of Jesup & Lamont Holding Corporation, do hereby agree to be individually and personally bound by the provisions of Sections 7.04 and 7.06 of the foregoing Stock Purchase Agreement to the same and extent and in the same manner as the Jesup & Lamont Holding Corporation, except that notwithstanding the foregoing, for each of the undersigned, the restrictions described in Section 7.04(a)(ii) shall remain effective only until the earlier of (a) seven years from the Closing Date or (b) the date that Section 5.3 of the employment agreement to be executed on the Closing Date between the Company and such undersigned terminates pursuant to the terms of such employment agreement.

/s/ Stephen J. DeGroat

Stephen J. DeGroat

/s/ William F. Moreno

William F. Moreno